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                                                           EXHIBIT 23.1

                            [LETTERHEAD OF ERNST & YOUNG LLP]

                             CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 1995 Stock Option Plan, as amended, of Golden Books Family Entertainment, Inc. and Subsidiaries (formerly Western Publishing Group, Inc. and Subsidiaries) (the "Company") and to the incorporation by reference therein of our report dated March 21, 1997, with respect to the consolidated financial statements and schedules of the Company included in its Annual Report, as amended (Form 10-K) for the eleven months ended December 28, 1996, filed with the Securities and Exchange Commission.

                               Ernst & Young LLP

                                                  /s/ Ernst & Young LLP
New York, New York

June 13, 1997